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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                               CONTACT:  LES VAN DYKE
                                                    DIRECTOR, INVESTOR RELATIONS
                                                                  (281) 492-5370

                    DIAMOND OFFSHORE DRILLING, INC. ANNOUNCES
                              NEW LETTER OF INTENT

Houston, Texas, August 10, 2005 -- Diamond Offshore Drilling, Inc. (NYSE:DO) today announced that it has entered into a Letter of Intent (LOI) to utilize the 4th generation semisubmersible Ocean Valiant in the Gulf of Mexico for a period of one year commencing in mid-March 2006, with an option to extend the work at a mutually agreeable rate and term. Maximum total revenue under the LOI for the initial one-year term would be approximately $111 million. The LOI is subject to customary conditions, including the execution of a definitive agreement, and actual revenues received could be reduced by various operating factors including utilization rates.

Diamond Offshore provides contract drilling services to the energy industry around the globe and is a leader in deepwater drilling. The Company's fleet of 44 offshore drilling rigs consists of 29 semisubmersibles, 14 jack-ups and one drillship. Additional information on Diamond Offshore Drilling, Inc. and access to the Company's SEC filings is available on the Internet at www.diamondoffshore.com.

Statements in this press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, statements concerning commitments for drilling work or contracts, future dayrates, future contract revenues, the term and start date of future contracts, entry into definitive agreements, consummation of awarded contracts, satisfaction of conditions precedent, future growth in demand for equipment types or in any region, future cash flows, and future contracts. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated or projected. A discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports and other filings with the Securities and Exchange Commission. These factors include, among others, general economic and business conditions, casualty losses, industry fleet capacity, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, customer preferences and various other matters, many of which are beyond the Company's control. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.
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